EXHIBIT 99.1
LIFECORE BIOMEDICAL, INC.
Stock Ownership Guidelines
The Board of Directors believes that ownership of common stock of Lifecore Biomedical, Inc. (the “Company”) by the Company’s directors and executive officers demonstrates a commitment to the long-term success of the Company. Accordingly, the Board has adopted these Stock Ownership Guidelines for members of its Board of Directors and executive officers which require such individuals to acquire and maintain a minimum level of ownership in the Company’s common stock.
▪	Persons Covered. Members of the Company’s Board of Directors and its executive officers who are required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are subject to these Guidelines.

▪	Common Stock Covered. Shares that count toward satisfaction of these Guidelines include (i) all shares directly owned by a Board member or executive officer, and (ii) all shares “beneficially owned” (as that term is defined in Rule 13d-3 under the Exchange Act) by a Board member or executive officer, except for shares of common stock subject to options and unvested restricted stock.

▪	Ownership Targets for Board Members. The ownership target for members of the Board is based on the value of the Company’s common stock, as shown in the following table:

Board Members	5 times annual retainer
▪	Ownership Targets for Executive Officers. The ownership targets for executive officers are a multiple of base salary (not including bonuses, such as performance or signing bonuses), and vary by management level, as provided in the following table:

CEO	2 times base salary

Other Executive Officers	1 times base salary
▪	Ownership Measurement for Existing Directors and Officers. For persons who were Board members or Section 16(a) officers on June 30, 2006, ownership levels will be measured as of the last day of each fiscal year commencing with June 30,

2006, by using the average closing price of the common stock for the last ten trading days of that fiscal year, and, with respect to executive officers, by reference to the officer’s base salary as of the end of that fiscal year.

▪	Ownership Measurement for New Directors and Officers. For persons who become Board members or Section 16(a) officers after June 30, 2006, ownership levels will be measured as of the last day of the fiscal year in which they become a covered person and of each fiscal year thereafter, by using the average closing price of the common stock for the last ten trading days of that fiscal year, and, with respect to executive officers, by reference to the officer’s base salary as of the end of that fiscal year (annualized in the case of the year in which such person becomes an executive officer).

▪	Compliance Grace Period. Covered persons are expected to be in compliance with these Guidelines by the end of the fifth fiscal year with respect to which their ownership is measured.

▪	Compliance Monitoring. The Compensation Committee will monitor compliance with these Guidelines and report to the Board annually on the level of such compliance. The Compensation Committee has the authority, in its sole discretion, to waive compliance with the Guidelines in the event of financial hardship (e.g., major medical expenses, purchase of a principal residence, dependent’s tuition costs) or other good cause. These Guidelines may be modified from time to time by the Board.
As adopted by the Company’s Board of Directors on September 13, 2006.
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